Best Buy Co., Inc. Confirms Receipt of Unsolicited Indication of Interest

Minneapolis, August 6, 2012

Best Buy Co., Inc. (NYSE: BBY) today confirmed that its Board of Directors has received a letter requesting due diligence and outlining an unsolicited, highly conditional indication of interest from Richard Schulze, former chairman of Best Buy, to acquire all of the outstanding shares of Best Buy that he does not already own for a per-share price of $24 to $26. This has come through a public letter addressed to the Board.

Best Buy's Board of Directors will review and consider the letter in due course, consistent with its fiduciary duties, in consultation with its financial advisors, Goldman, Sachs & Co. and J.P. Morgan and its legal advisor, Simpson Thacher & Bartlett LLP. Best Buy said that its Board of Directors will evaluate this proposal carefully and will, as always, pursue the best course for its shareholders.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit http://www.bby.com and to shop at Best Buy, visit http://www.bestbuy.com.

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Best Buy Co., Inc.

Media Contacts:

Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations
(612) 291-6150 or lisa.hawks@bestbuy.com

Steve Lipin, Brunswick Group
(212) 333-3810

Investor Contacts:

Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com